November 24, 1997
PaineWebber Incorporated
1200 Harbor Boulevard
Weehawken, New Jersey  07087
Dear Sirs:
 As counsel for PaineWebber Incorporated (the
"Depositor"), we have examined an executed copy of the
Trust Indenture and Agreement dated the date of initial
deposit of the Trust  (the "Indenture") which
incorporates the Standard Terms and Conditions of Trust
(the "Agreement"), both between the Depositor, and
Investors Bank & Trust Company and the First National
Bank of Chicago as Co-Trustees (the "Trustee").  The
Indenture established a trust called PaineWebber
Pathfinders Trust, Treasury and Growth Stock Series 13
(the "Trust") into which the Depositor deposited
certain United States Treasury obligations or evidences
thereof, and stocks (the "Securities"), and moneys to
be held by the Trustee upon the terms and conditions
set forth in the Indenture and Agreement.  Under the
Indenture, certificates of ownership were issued on the
Initial Date of Deposit representing units of
fractional undivided interest in said Trust (the
"Units").
 Based upon the foregoing and upon an examination of
such other documents and an investigation of such
matters of law as we have deemed necessary, we are of
the opinion that, under existing statutes and
decisions:
 1. The Trust is not an association taxable as a
corporation for federal income tax purposes.  Under the
Internal Revenue Code of 1986, as amended (the "Code"),
each Unitholder will be treated as the owner of a pro
rata portion of the Trust, and income of the Trust will
be treated as income of the Unitholders.
 2. Each Unitholder will have a taxable event when the
Trust disposes of a Security (whether by sale,
exchange, redemption, or payment at maturity) or when
the Unitholder sells its Units or redeems its Units for
cash.
 3. The Trust is not an association taxable as a
corporation for New York State income tax purposes.
Under New York State law, each Unitholder will be
treated as the owner of a pro rata portion of the Trust
and the income of the Trust will be treated as income
of the Unitholders.
 We hereby consent to the filing of this opinion as an
exhibit to the Registration Statement relating to the
Units and the Trust referred to above and to the use of
our name and to the reference to our firm in said
Registration Statement and in the related Prospectus.
Very truly yours,
/s/ CARTER, LEDYARD & MILBURN